EXHIBIT 4.1

NBC CAPITAL CORPORATION

[DATE]

[NAME]

C/O NBC Capital Corporation

Re:    Notice and Acceptance of

          Grant of Nonqualified Stock Option

Dear                                 :

On                              (the “Grant Date”), the Board of Directors of NBC Capital Corporation (the “Company”) (the “Board”) granted to you options to purchase shares of voting common stock, $1.00 par value, issued by the Company (the “Common Stock”) under the 2003 Long-Term Incentive Compensation Plan (the “Plan”). This letter is intended to constitute notice of the terms and conditions applicable to your grant, and your acknowledgment of and agreement to be bound by them. Capitalized terms shall have the meanings ascribed to them in the Plan, unless otherwise defined herein.

1.    Grant.    Effective as of the Grant Date, the Board granted to you nonstatutory (or nonqualified) options to purchase              shares of Common Stock at an exercise price of $             per share, which is the Fair Market Value of Common Stock as of the Grant Date (as calculated under the Plan).

2.    Vesting; Exercise.    Except as expressly provided below, the options shall be exercisable only while you are an employee of the Company (or any affiliate thereof). No portion of the options shall be exercisable during the one-year period measured from the Grant Date; thereafter, the options shall vest and be exercisable as follows:

a.	25% of the options granted hereunder shall first be exercisable one year from the Grant Date;

b.	An additional 25% of the options granted hereunder shall first be exercisable two years from the Grant Date;

c.	An additional 25% of the options granted hereunder shall first be exercisable three years from the Grant Date; and

[NAME]

[DATE]

d.	The remaining 25% of the options granted herein shall first be exercisable four years from the Grant Date.

To the extent all or any portion of an installment is not exercised, such portion shall cumulate and be exercisable, in whole or in part, in any subsequent period. Notwithstanding any provision of the Plan or this agreement to the contrary, the options granted hereunder shall expire ten years from the Grant Date unless forfeited prior to that date.

3.    Termination of Employment.    If your employment with the Company is terminated prior to the expiration of the options, other than on account of Cause, the following rules shall govern the exercise of your options granted hereunder:

a.	If your employment with the Company is terminated on account of your death, your legal representative or estate shall be entitled to exercise the options granted hereunder, in whole or in part, to the extent vested and exercisable as of the date of your death, during the one-year period following such date.

b.	If your employment with the Company is terminated on account of your Disability, you shall be entitled to exercise the options granted hereunder, in whole or in part, to the extent vested and exercisable as of the date of your Disability, during the one-year period following such date.

c.	If your employment with the Company is terminated on account of your Retirement, the options granted hereunder shall vest and be immediately exercisable, in whole or in part, during the one-year period following the date of your retirement.

d.	If your employment with the Company is terminated for any reason other than your death, Disability or Retirement, you shall be entitled to exercise the options granted hereunder, in whole or in part, at any time within 120 days following your termination of employment, but only to the extent such options were vested and exercisable as of the date of your termination.

If your employment with the Company is terminated for Cause, then notwithstanding any provision of the Plan or this agreement to the contrary, the options granted hereunder shall be canceled as of the date of such termination, whether or not vested and without the requirement of further notice. In addition, you shall be required to remit to the Company not later than 30 days after such termination (a) the difference between the Option Price and the Fair Market Value of Common Stock, multiplied by (b) the number of options you previously exercised.

[NAME]

[DATE]

4.    Change in Control.    Notwithstanding any provision of the Plan or this agreement to the contrary, the options granted hereunder shall vest and remain exercisable during the one-year period commencing as of the date a Change in Control is deemed to have occurred or such longer period permitted under section 2 hereof. If your employment with the Company is subject to a severance agreement, employment agreement or similar document defining the term “Change in Control,” the definition of such term (or a comparable term) contained in that document shall govern. Otherwise, the term “Change in Control” shall have the meaning ascribed to it under the terms of the Plan. If a Change in Control occurs, you will receive written notice from the Board or the Salary Committee of the Board, which notice shall include the date on which such change is deemed to have occurred.

Unless otherwise provided in a separate agreement between you and the Company (or an affiliate), if you are deemed to be a “disqualified individual” and the present value of all compensation, benefits, and Incentives payable to you on account of a Change in Control exceeds 300% of your “base amount” minus one dollar, each determined in accordance with the rules governing parachute payments under the provisions of Code Section 280G, you will be required to relinquish and forfeit either the excess compensation and benefits or the excess options vested hereunder. If you fail to designate the benefits or amounts to be relinquished within the time provided by the Board (or its designee), you will be deemed to have relinquished and forfeited the excess options vested hereunder.

5.    Method of Exercise; Delivery of Shares.    The options granted hereunder, to the extent exercisable, shall be exercised, in whole or in part, by providing written notice to the Board, which notice shall designate the number of shares of Common Stock to be purchased and shall be accompanied by the full purchase price for the shares. The purchase price for shares may be paid in cash or cash equivalents or by delivery to the Board mature shares of Common Stock to be credited (in whole or in part) against such price (valued at Fair Market Value on the date the option is exercised). For this purpose, a “mature share” of Common Stock is a share held by you at least six months.

Delivery of certificates representing shares of Common Stock shall be made by the Company promptly after receipt of notice of exercise and payment in full; provided, however, that the Company’s obligation to deliver certificates may be postponed, in the sole discretion of the Board or the Company, for any period necessary to list, register or otherwise qualify the shares under applicable Federal or state securities laws.

6.    Taxes.    The options granted herein are nonqualified or nonstatutory options. As such, you acknowledge that taxes are due on the exercise of the options, and you agree that the Company shall have the right to collect, as a condition of the delivery of shares of Common Stock hereunder, any taxes required by law to be withheld.

You may elect to have Common Stock otherwise issuable to you on the exercise of the options withheld for the payment of Federal and state income and employment taxes due by notifying the Board, in writing, at the time of exercise. The Federal and state income tax

[NAME]

[DATE]

withholding rates hereunder shall not exceed the rates applicable to supplemental wage payments. Such stock shall be valued at Fair Market Value, determined as of the date of exercise.

7.    No Assignment.    This grant shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

8.    Additional Requirements.    You acknowledge that Common Stock acquired hereunder may bear such legends as the Board or the Company deems appropriate to comply with applicable Federal or state securities laws. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

9.    Amendment.    The terms and conditions set forth herein may be amended by the written consent of the parties hereto.

10.    Shareholder Rights.    Prior to the issuance of shares of Common Stock hereunder, you shall have no rights as a shareholder of the Company with respect to the shares subject to the options.

11.    Employment Rights.    Neither this agreement, the grant of the options hereunder, nor the exercise of such options shall be deemed to confer upon you any right to continue in the employ of the Company or interfere, in any manner, with the right of the Company to terminate your employment, whether with or without Cause, in its sole discretion.

12.    Plan.    The options granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which is enclosed.

Very truly yours,

NBC Capital Corporation

By:

[NAME]

[DATE]

2001 Long-Term Incentive Compensation Plan

Acknowledgment and Agreement

I acknowledge that the options to acquire shares of Common Stock granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, in addition to the terms and conditions of this agreement. By execution of this agreement, I acknowledge that I have received a copy of the Plan and the Prospectus. I further acknowledge that no member of the Committee or the Board shall be liable for any action or determination taken in good faith with respect to the Plan or this agreement, and that the foregoing grant extinguishes any obligations of the Company to grant or award me Incentives.

Signature

Date:

Enclosure:    2003 Long-Term Incentive Compensation Plan Prospectus